Exhibit 3.1

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED

ARTICLES OF AMENDMENT

Corporate Property Associates 17 - Global Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof the following two new sentences to read as follows:

“The Corporation has authority to issue 950,000,000 Shares, consisting of 900,000,000 shares of Common Stock, $.001 par value per share (“Common Shares”), and 50,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $950,000.00.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 450,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $.001 par value per share, and 50,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $450,000.00.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 950,000,000 shares of stock, consisting of 900,000,000 shares of Common Stock, $.001 par value per share, and 50,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $950,000.00.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The amendment to the Charter as set forth above has been approved by a majority of the entire board of directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

The undersigned Chief Financial Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 23rd day of January, 2013.

ATTEST:	CORPORATION PROPERTY ASSOCIATES
17 - GLOBAL INCORPORATED

/s/ Susan C. Hyde	/s/ Mark J. DeCesaris
Susan C. Hyde	Mark J. DeCesaris
Secretary	Chief Financial Officer